Exhibit (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock $0.01 par value	Rule 457(c)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	Rule 415(a)(6)	1,000,000		$5,890,000			N-2	333-251351	December 15, 2020	$643

	Total Offering Amounts					$5,890,000		$643

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.00